Exhibit 99.2

SBA Prices $350 Million Convertible Senior Notes

BOCA RATON, Fla., March 21, 2007. SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) today announced the pricing of its previously announced $300 million principal amount of Convertible Senior Notes due 2010 and an additional $50 million principal amount of notes upon exercise by the initial purchasers of their over allotment option. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will pay interest semi-annually at a rate of 0.375% per annum. The notes will be convertible, at the holder’s option, at an initial conversion rate of 29.7992 shares of SBA’s Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $33.56 or a 19% conversion premium based on the last reported sale price of $28.20 per share of SBA’s Class A common stock on March 20, 2007. The notes will be convertible under certain circumstances. Upon conversion, SBA’s conversion obligation may be settled in cash, shares of SBA’s Class A common stock, or a combination of cash and shares of SBA’s Class A common stock.

SBA estimates that the net proceeds from this offering will be approximately $341.5 million, as adjusted for exercise of the over allotment option, after deducting estimated discounts, commissions and expenses. SBA expects to use the net proceeds from the offering, as adjusted for exercise of the over allotment option, and the proceeds of the sale of warrants referred to below, to repurchase, contemporaneously with the closing of the sale of the notes, 3.24 million shares of its Class A common stock, or approximately $91.2 million, based on the closing stock price of $28.20 on March 20, 2007. In addition, approximately $49.9 million of the net proceeds from the note offering plus proceeds from the sale of the warrants, as adjusted for the exercise of the over allotment option, will be used to fund the cost of the convertible note hedge transactions that SBA expects to enter into contemporaneously with the closing of the sale of the notes with affiliates of one or more of the initial purchasers of the notes. The remaining net proceeds from the sale of the notes and the warrants will be used to finance the future acquisition or construction of towers, the purchase or extension of leases of land underneath its towers, future additional repurchases of SBA’s Class A common stock and/or for general corporate purposes.

The convertible note hedge transactions are intended to reduce the dilution to SBA’s Class A common stock upon potential future conversion of the notes. The convertible note hedge transactions will have an exercise price equal to the conversion price of the notes. In addition, SBA expects to enter into separate warrant transactions with affiliates of one or more of the initial purchasers. These transactions will generally have the effect of increasing the conversion price of the notes. The sold warrants associated with the notes have an exercise price of $55.00.

The affiliates of the initial purchasers that will be parties to the convertible note hedge transactions and the sold warrant transactions have advised SBA that, in connection with hedging these transactions, they expect to purchase shares of SBA’s Class A common stock or enter into various derivative transactions with respect to SBA’s Class A common stock, concurrently with or shortly after the pricing of the notes. The affiliates of the initial purchasers that will be parties to these transactions have also informed SBA that they are likely to modify these hedge positions by entering into or unwinding various derivative transactions and/or by purchasing or selling SBA’s Class A common stock in secondary market transactions during the term of the notes. The cost of the convertible note hedge transactions that SBA expects to enter into with the affiliates of the initial purchasers will be recorded in the equity section of SBA’s balance sheet and therefore not included in interest expense.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of SBA Class A common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice President of Capital Markets, at (561) 995-7670 or visit our website at www.sbasite.com.

This press release includes forward-looking statements regarding SBA’s intention to issue the notes and its intended use of the proceeds. These forward-looking statements may be affected by risks and uncertainties in the Company’s business, market conditions and other factors. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2007. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including the risk that the offering of the Notes cannot be successfully completed. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.